Exhibit 10.6

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is entered into as of November 10, 2011, by and between Marlborough Software Development Holdings Inc., a Delaware corporation (the “Spin-Off Entity”), and Monotype Imaging Holdings Inc., a Delaware corporation (“Buyer”, together with the Spin-Off Entity, the “Parties”, each a “Party”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as hereinafter defined).

WHEREAS, reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among Bitstream Inc., a Delaware corporation (the “Company”), Buyer and Birch Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Subsidiary”);

WHEREAS, subject to the terms and conditions set forth in the Merger Agreement, Merger Subsidiary will merge with and into the Company, with the Company resulting as the surviving entity (the “Merger”);

WHEREAS, it is a condition to the Merger that the Company, at or prior to the Effective Time, distribute to its stockholders all of the shares of common stock of the Spin-Off Entity (together with the related transactions, actions, agreements and undertakings in connection therewith, in each case required pursuant to the Spin-Off Agreements, the “Spin-Off”);

WHEREAS, the Parties seek an orderly transition of the operations of the Company and the Spin-Off Entity following the consummation of the transactions contemplated by the Merger Agreement, including the Merger and the Spin-Off; and

WHEREAS, in connection with and as a condition precedent to the closing of the transactions contemplated by the Merger Agreement, the Parties have agreed to provide certain transitional services following the Closing as further described herein.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

1. Services to be Performed.

(a) During the applicable services period set forth on Exhibit A (the “Spin-Off Service Periods”), the Spin-Off Entity agrees to perform all of the transitional services set forth on Exhibit A (the “Spin-Off Services”) on the terms and conditions hereof. Notwithstanding anything in this Agreement or Exhibit A to the contrary, Buyer shall not be obligated to receive or continue to receive the Spin-Off Services in whole or in part and may terminate the Spin-Off Services at its sole and exclusive option at any time by providing written notice of such termination to the Spin-Off Entity.

(b) During the applicable services period set forth on Exhibit B (the “Buyer Service Periods”), Buyer agrees to perform all of the transitional services set forth on Exhibit B (the “Buyer Services”, together with the Spin-Off Services, the “Services”) on the terms and conditions hereof. Notwithstanding anything in this Agreement or Exhibit B to the contrary, the Spin-Off Entity shall not be obligated to receive or continue to receive the Buyer Services in whole or in part and may terminate the Buyer Services at its sole and exclusive option at any time by providing written notice of such termination to Buyer.

When a Party to this Agreement is providing Services to the other Party, it shall hereinafter be the “Servicing Party”, and when a Party to this Agreement is receiving Services from the other Party, it shall hereinafter be the “Receiving Party”.

(c) For a period of Twelve (12) months after the Closing Date (together with the Services Periods, the “Transition Periods”), (i) the Spin-Off Entity agrees to redirect to Buyer as promptly as practicable any Communications (as hereinafter defined) it receives that relate to the business of the Company and the Limited Company Subsidiaries, excluding the Bolt Products and the Pageflex Business (the “Company Business”), and (ii) Buyer agrees to redirect to the Spin-Off Entity as promptly as practicable any Communications it receives that relate to the business of the Spin-Off Entity, including, without limitation, the Bolt Products and the Pageflex Business (collectively, the “Communication Obligations”). “Communications” means any notice, correspondence, mail, electronic mail, internet inquiry, or other communication, including customer, supplier and vendor correspondence or other similar communications. For the avoidance of doubt and notwithstanding anything herein to the contrary, neither Party hereto is entitled to any compensation, reimbursement or other payment in connection with, or arising out of, the Communication Obligations.

(d) For the avoidance of doubt, neither party shall be obligated to provide any Services to the other party hereunder until after the Effective Time.

2. Standard of Care; Liability.

(a) The Spin-Off Entity shall provide the Spin-Off Services to be rendered hereunder on a timely basis and shall cooperate with Buyer in connection with the provision of such Spin-Off Services. The Spin-Off Entity shall provide the Spin-Off Services, or cause the Spin-Off Services to be provided, to Buyer in a manner and quality consistent with the manner and quality they were heretofore provided to the Company Business during the twelve (12) month period immediately preceding the Closing Date, unless a different manner or quality is mutually agreed upon by Buyer and the Spin-Off Entity in writing. Buyer and the Spin-Off Entity shall cooperate with each other to ensure appropriate coordination of the performance of all Spin-Off Services and planning of the disengagement therefrom.

(b) Buyer shall provide the Buyer Services to be rendered hereunder on a timely basis and shall cooperate with the Spin-Off Entity in connection with the provision of such Buyer Services. Buyer shall provide the Buyer Services, or cause the Buyer Services to be provided, to the Spin-Off Entity in good faith in a workmanlike manner, unless a different manner or quality is mutually agreed upon by Buyer and the Spin-Off Entity in writing. Buyer and the Spin-Off Entity shall cooperate with each other to ensure appropriate coordination of the performance of all Buyer Services and planning of the disengagement therefrom.

3. Payment for Services.

(a) Subject to this Section 3, each Spin-Off Service rendered pursuant to this Agreement shall be charged to and payable by Buyer as set forth on Exhibit A. Subject to this Section 3, each Buyer Service rendered pursuant to this Agreement shall be charged to and payable by Spin-Off Entity as set forth on Exhibit B.

(b) Payments for Services will be due sixty (60) days from the date an invoice from the Servicing Party relating thereto is received by the Receiving Party (“Payment Due Date”). In the case of a disputed amount on an invoice, the Receiving Party shall provide the Servicing Party with a written explanation of the dispute (“Invoice Dispute Notice”) prior to the Payment Due Date and the Parties shall work in good faith to resolve any such dispute. In the event that the Receiving Party has delivered the foregoing Invoice Dispute Notice, the Receiving Party shall not be obligated to pay that portion of the subject invoice that is in dispute until the dispute is resolved; provided however, the Receiving Party shall pay the undisputed amounts of the subject invoice on the Payment Due Date. The Parties shall have the right of set-off for any portion of the subject invoice that is in dispute.

4. Consents. The Servicing Party shall use reasonable best efforts to obtain all consents, approvals, licenses or sublicenses required from third parties, including Governmental Authorities, in connection with the provision of the Services and the other transactions contemplated hereby.

5. Relationship of Parties. The Parties hereto and, if applicable, their Affiliates, are independent contractors, and neither Party nor its Affiliates, employees or representatives will be deemed to be employees or representatives of the other for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary, agency or other relationship, except that of independent contractors, is created hereby, either expressly or by implication.

6. Relationship to Merger Agreement. Nothing in this Agreement shall affect the respective rights and obligations under the Merger Agreement of any Party thereto.

7. Termination; Survival.

(a) This Agreement is a master agreement and shall be construed as a separate and independent agreement for each and every Service and the Communications Obligations provided under this Agreement. Any termination or expiration of this Agreement with respect to any Service or the Communications Obligations shall not terminate this Agreement with respect to any other Service or the Communications Obligations then being provided under this Agreement.

(b) This Agreement shall terminate with regard to any Services or the Communications Obligations at the conclusion of the applicable Transition Period; unless terminated earlier (i) by the Receiving Party with respect to any Service upon prior written notice to the Servicing Party, or (ii) by the mutual written consent of both Parties. Any Transition Period may be extended by the mutual written agreement of both Parties.

(c) Neither the termination of this Agreement nor the expiration of this Agreement, in each case, either in full or with respect to any particular Service or the Communications Obligations, shall affect (i) the liability of either Buyer or the Spin-Off Entity for breach of this Agreement, or (ii) the provisions of this Agreement which are expressly or by implication to come into or continue in force after such termination or expiration.

8. Compliance with Laws. Each Party will, and will cause their respective Affiliates to, with respect to its or their obligations and performance hereunder, comply with all applicable requirements of federal, state, local and foreign Laws, rules and regulations.

9. Confidentiality.

(a) Spin-Off Entity’s Obligation. The Spin-Off Entity and its Affiliates will treat and hold any proprietary and confidential information of or relating primarily to the operations or affairs of the Company or the Limited Company Subsidiaries, including the Company Business, disclosed or made available to the Spin-Off Entity during any Transition Period in connection with the Services or the Communications Obligations under this Agreement (the “Buyer Business Confidential Information”) in the same manner as the Spin-Off Entity treats and holds its own confidential information of a similar nature; for avoidance of doubt, the Spin-Off Entity and its Affiliates shall not access, use or disclose Buyer Business Confidential Information for any purpose other than the performance of its obligations under this Agreement and except for permitted disclosures set forth in Section 10(d).

(b) Buyer’s Obligation. Buyer and its Affiliates will treat and hold any proprietary and confidential information of or relating primarily to the operations or affairs of the Spin-Off Entity, including, without limitation, the operations or affairs related to the Bolt Product and the Pageflex Business and disclosed or made available to Buyer during any Transition Period in connection with the Services or the Communications Obligations under this Agreement (the “Spin-Off Entity Business Confidential Information” and together with the Buyer Business Confidential Information, the “Business Confidential Information”) in the same manner as Buyer treats and holds its own confidential information of a similar nature; for avoidance of doubt, Buyer and its Affiliates shall not access, use or disclose Spin-Off Entity Business Confidential Information for any purpose other than the performance of its obligations under this Agreement and except for permitted disclosures set forth in Section 10(d).

(c) The obligations of confidentiality contained in Section 10(a) and Section 10(b) will not apply to any information to the extent that (i) it becomes generally available to the public or otherwise part of the public domain after the Closing Date and other than through any act or omission of the Party in breach of this Agreement, (ii) it is disclosed to the Party hereto after the Closing Date, other than under an obligation of confidentiality, by a third party who has no obligation to the receiving Party not to disclose such information to others, or (iii) it is independently developed by the disclosing Party after the Closing Date without access to the Business Confidential Information.

(d) Notwithstanding Section 10(a) and Section 10(b), a Party hereto may disclose Business Confidential Information to (i) the extent required by a court of competent jurisdiction or other Governmental Authority or otherwise as required by any Law or (ii) on a “need-to-know” basis, and subject to the obligation to maintain confidentiality, to its officers, employees, legal counsel, accountants, banks and other financing sources or their advisors (clauses (i) and (ii) collectively referred to herein as “Permitted Disclosures”). Before disclosing Business Confidential Information to a court or other Government Authority pursuant to this Section 10(d), a Party hereto shall provide at least five (5) Business Days’ notice to the other Party of the court order, subpoena, interrogatories or government order that requires disclosure of the Business Confidential Information so that the other Party hereto may seek a protective order or other appropriate remedy or waive compliance with this Agreement; provided, however, that if the disclosing Party is obligated to make such disclosure within a shorter disclosure period, then such five (5) Business Day notice period shall be appropriately shortened. The Party hereto seeking to disclose the Business Confidential Information shall consult with the other Party hereto on the advisability of taking steps to resist or narrow such request or requirement and shall otherwise cooperate with the efforts of the other Party to protect the Business Confidential Information. Further, in the event such disclosure is required under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable Governmental Authority, the disclosing Party shall (i) redact mutually agreed upon portions of the Business Confidential Information to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to the Securities and Exchange Commission or such Governmental Authority that such portions of the Business Confidential Information receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable Governmental Authority.

(e) Each Party hereto agrees that in the event of any breach or threatened breach of this Section 10, the other Party shall be entitled, in addition to any remedy that may be available to it hereunder, to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such obligation, and (ii) an injunction restraining such breach or threatened breach. The obligation of confidentiality set forth in this Section 10 shall survive three (3) years from the Closing Date.

10. Miscellaneous.

(a) Notice. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

if to Buyer, to:

Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, MA 01801

Attention: Chief Executive Officer

Facsimile No.: (781) 970-6001

with a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention: John Mutkoski

                 James Matarese

Facsimile No.: (617) 523-1231

if to the Spin-Off Entity, to:

Marlborough Software Development Holdings Inc.

500 Nickerson Road

Marlborough, MA 01752

Attention: Chief Executive Officer

Facsimile No.: (617) 868-0784

with a copy to:

Seyfarth Shaw LLP

World Trade Center East

Two Seaport Lane

Boston, MA 02210-2028

Attention: Gregory L. White

                 Blake Hornick

Facsimile No.: (617) 790-6730

(b) Interpretation. When a reference is made in this Agreement to a Section or Exhibit, such reference will be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(c) Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(d) Amendments; Waiver. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and the Spin-Off Entity, or in the case of a waiver, the Party waiving compliance. Waiver of any term or condition of this Agreement by a Party hereto shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such Party, or a waiver of any other term or condition of this Agreement by such Party. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(e) Entire Agreement; Severability. This Agreement (including the Exhibits, documents and instruments referred to herein), the other agreements, instruments, certificates and documents delivered pursuant hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of law rules of such Commonwealth.

(g) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable or transferable by any Party without the prior written consent of the other Party hereto, and any such unauthorized assignment or transfer will be void; provided, however, that Buyer or the Spin-Off Entity may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the date first set forth above.

SPIN-OFF ENTITY:

MARLBOROUGH SOFTWARE DEVELOPMENT HOLDINGS INC.

By:	/s/ James Dore
Name:	James Dore
Title:	Executive Vice President and Chief
Financial Officer

BUYER:

MONOTYPE IMAGING HOLDINGS INC.

By:	/s/ Douglas J. Shaw
Name:	Douglas J. Shaw
Title:	President and Chief Executive Officer

Exhibit A

BUYER TRANSITIONAL SERVICES

Description of Services	Cost	Services Period	Payment Schedule
The Spin-Off Entity shall, and shall cause its employees, contractors and Affiliates to, permit and facilitate the utilization by Buyer of James Dore’s services to support the transition of finance, accounting, human resources and other general corporate items from the Spin-Off Entity and its Affiliates to Buyer and its Affiliates (including the Company). Buyer shall not utilize, based on its reasonable estimate, more than ten (10) hours of Mr. Dore’s services in any one week period.	Buyer shall pay $100/hour for the initial eighty (80) hours of Mr. Dore’s services; Buyer may utilize additional hours of Mr. Dore’s services at a rate of $200.00 per hour.	For a period commencing on the Closing Date and terminating on the six (6) month anniversary thereof.	The Spin-Off Entity will send an invoice to Buyer on the last Business Day of each month during any Services Period.

The Spin-Off Entity shall, and shall cause its employees, contractors and Affiliates to, permit and facilitate the utilization by Buyer of information technology services and resources of the Spin-Off Entity and its Affiliates to support information technology systems and data migration from the Spin-Off Entity and its Affiliates to Buyer and its Affiliates (including the Company) (to the extent that such migration has not been fully satisfied prior to the Closing).	Buyer may utilize the hours of services of employees ,other than James Dore, at a rate of $100.00 per hour.	For a period commencing on the Closing Date and terminating on the three (3) month anniversary thereof.

Exhibit B

SPIN-OFF TRANSITIONAL SERVICES

1.	Subject to the limitations set forth below, for the period commencing on the Closing Date and terminating on the six (6) month anniversary thereof (the “Spin-Off Services Period”), Buyer shall and shall cause its employees, contractors and Affiliates to permit and facilitate the utilization by Spin-Off Entity of the services of (i) all employees of Bitstream India Pvt. Ltd. as of the date of this Agreement or (ii) any other employee of the Company or its Affiliates who, as of the date of this Agreement, was involved in the development, support, maintenance or documentation of any of the Spin-Off Entity’s products, including without limitation, BOLT (together, the “BOLT-Related Employees”) (the “Product Support Activities”) to be available to the Spin-Off Entity for Product Support Activities.

2.	Notwithstanding the foregoing (and in addition to the obligations in Section 3 below), during the Spin-Off Services Period, Buyer shall not be obligated to provide more than four (4) full-time equivalent BOLT Related Employees per week on Product Support Activities. The Spin-Off Entity shall pay the Buyer for each such employee’s time based on the proportion of such employee’s “fully-loaded” cost as the Spin-Off Entity uses in any month of the Spin-Off Services Period.

3.	For the following named employees (Sampo Kaasila and Lokesh Joshi), regardless of the amount of time each employee spent working on Product Support Activities, these employees shall only be made available to the Spin-Off Entity for Product Support Activities for no more than 20% of each employee’s time in any week during the Spin-Off Services Period.

4.	Buyer shall not impose any post-employment contractual restrictions on any BOLT-Related Employees, whether the relationship is in the nature of employment or of an independent contractor, restricting such person from entering into an employment relationship with the Spin-Off Entity.

5.	Buyer shall offer to John Collins and Sampo Kaasila compensation packages with Buyer that are substantially similar to compensation packages awarded to peer employees of Buyer.